Exhibit 99.1

Contact:
Investor Relations/ Financial Media:	Company:
Capital Link, Inc.	Oceanaut, Inc.
Nicolas Bornozis	Christopher Georgakis
President	President & Chief Executive Officer
230 Park Avenue	Oceanaut, Inc.
Suite 1536	17th Km National Road Athens-Lamia &
New York, NY 10169	Finikos Street
Tel. (212) 661-7566	145 64 Nea Kifisia
Athens, Greece
E-mail: nbornozis@capitallink.com	Tel: 011-30-210-62-09-520
www.capitallink.com	Fax: 011-30-210-62-09-528

E-Mail: info@oceanautinc.com
www.oceanautinc.com

OCEANAUT, INC.

ANNOUNCES SEPARATE TRADING OF COMMON STOCK AND WARRANTS

Athens, Greece - April 4, 2007 – Oceanaut Inc., (AMEX: OKN.U; the “Company”) today announced that it has been notified by Citigroup Global Markets Inc., the sole book-running manager for its initial public offering which was consummated on March 1, 2007, that, commencing today, the holders of the Company’s units may separately trade the common stock and warrants included in such units. The symbols for the common stock, warrants and units are OKN, OKN.WS and OKN.U, respectively.

About Oceanaut, Inc.

Oceanaut, Inc. (AMEX: OKN.U) is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, vessels or one or more operating businesses in the shipping industry.

Forward-Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.